Exhibit 10.3

ASSIGNMENT AND AMENDMENT AGREEMENT
This Assignment and Amendment Agreement (this “Assignment”), dated April 7, 2014 (the “Assignment Effective Date”), is hereby entered into by and among Endesa Generación S.A., a company registered in Spain whose principal place of business is located at 5 Av. Borbolla, 41004 Seville, Spain (“Assignor”), Endesa S.A., a Spanish corporation whose principal place of business is located at Calle Ribera del Loira 60, 28042 Madrid, Spain (“Assignee”) and Corpus Christi Liquefaction, LLC, a Delaware limited liability company whose principal place of business is located at 700 Milam St., Suite 800, Houston, TX 77002 (“CCL”). Assignor, Assignee and CCL are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, CCL and Assignor entered into that certain LNG Sale and Purchase Agreement (FOB) dated April 1, 2014 (the “LNG SPA”);
WHEREAS, Assignor desires to assign, and Assignee desires to assume, all of Assignor’s right, title and interest in and to, and all obligations, covenants and liabilities arising under, the LNG SPA;
WHEREAS, immediately following the assignment and assumption hereunder, CCL desires to release the irrevocable payment guaranty delivered to CCL by Assignee pursuant to Section 15.3.1 of the LNG SPA (the “Guaranty”);
WHEREAS, in connection with the assignment and assumption hereunder, CCL and Assignee desire to amend the LNG SPA; and
WHEREAS, this Assignment is hereby entered into by the Parties pursuant to Section 22.2.2(b) of the LNG SPA.
NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT

1.
Assignment of LNG SPA. Subject only to the terms and conditions set forth in this Assignment, Assignor hereby grants, assigns, conveys, transfers, delivers and sets over to Assignee all of Assignor’s right, title and interest in, to and under the LNG SPA, to be effective from and after the Assignment Effective Date.

2.
Assumption of Obligations. Assignee hereby accepts the assignment made in Clause 1 of this Assignment and hereby assumes all obligations, covenants and liabilities of Assignor arising under the LNG SPA.

3.
Representation and Warranty. Assignor and Assignee represent and warrant to CCL that: (i) Assignee has an Acceptable Credit Rating (as defined in the LNG SPA) and (ii) performance of the LNG SPA by CCL with Assignee will comply with Applicable Laws (as defined in the LNG SPA) and all relevant Approvals (as defined in the LNG SPA).

4.
Release of Guaranty. Immediately following the assignment and assumption made in Clauses 1 and 2 of this Assignment, CCL shall release the Guaranty and the Parties agree that the Guaranty shall be terminated effective as of the Assignment Effective Date.

5.
LNG SPA Amendment. CCL and Assignee agree that, effective immediately following the assignment and assumption made in Clauses 1 and 2 of this Assignment, the LNG SPA shall be amended to include the following new Section 24.8, inserted immediately following Section 24.7 of the LNG SPA:

24.8    Multiple SPAs

24.8.1	The Parties acknowledge that a LNG Sale and Purchase Agreement (FOB) dated 7 April 2014 has been executed between Corpus Christi Liquefaction, LLC and Endesa, S.A. (“SPA 2”).

24.8.2
The Parties expressly agree that all rights and obligations (including in respect of all claims, demands, legal proceedings and actions; all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from claims by third parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses; and all mitigation measures) of Corpus Christi Liquefaction, LLC (or its successor or permitted assignee pursuant to SPA 2), and Endesa S.A. (or its successor or permitted assignee pursuant to SPA 2), under SPA 2, whether in contract or at law, are wholly separate and in isolation of, and shall not merge in any way with, any rights and obligations (including in respect of all Claims, all Losses, and all mitigation measures) of the Parties under this Agreement. The Parties expressly waive any right to combine any such rights or obligations under SPA 2 with such rights and obligations under this Agreement. Default by a Party under this Agreement shall not excuse default under SPA 2 by any party thereto, and default under SPA 2 by a party thereto shall not excuse a Party’s default under this Agreement. No Party shall have any obligation to take any action or inaction under this Agreement to mitigate the losses or liabilities that may arise in respect of SPA 2. Without limiting the foregoing, in no way shall the Seller Liability Cap under this Agreement be merged with the corresponding seller liability cap under SPA 2, and the Parties’ respective rights and obligations in respect of the Seller Liability Cap shall not vary based on performance or nonperformance of SPA 2.

24.8.3
Without prejudice to Section 21.1.5, if the Parties initiate multiple arbitration proceedings under this Agreement and under one or more of (a) any guaranty required to be delivered to Seller pursuant to the terms of this Agreement, (b) SPA 2, and (c) any guaranty required to be delivered to Seller pursuant to the terms of SPA 2, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

24.8.4
Each Party shall ensure that all invoices and notices sent by or on behalf of such Party pursuant to this Agreement shall identify such notice as being in connection with “SPA 1”, which shall be the designation for this Agreement for all purposes.

24.8.5
Each Party shall issue invoices and make payments in accordance with this Agreement separate from invoices and payments under SPA 2. If either Party receives payment from the other Party and such payment does not identify itself as being in respect of SPA 2 or this Agreement, then the Party receiving such payment shall have the right to apply such payment received to amounts owed to the receiving Party under SPA 2 or this Agreement, with first priority to overdue amounts (with priority within this group to be based on how many days the amount has been overdue, starting with the longest number of days) and then to other amounts due but unpaid (with priority within this group to be based on how many days remain until the applicable due date, starting with the shortest number of days).

24.8.6
Each Party shall maintain separate financial and other records in connection with SPA 2 and this Agreement in a manner that enables the Parties to identify whether costs, expenses, and other auditable amounts and information are in respect of SPA 2 or this Agreement and to comply with all audit obligations under SPA 2 and this Agreement.

24.8.7
Without limiting the foregoing, the Parties agree to conduct their businesses in a manner that effectuates the foregoing terms of this Section 24.8, and that any course of dealing that is inconsistent with the foregoing terms of this Section 24.8 shall not change the Parties’ respective rights and obligations under this Section 24.8.

All provisions of the LNG SPA not specifically amended pursuant to this Clause 5 shall remain in full force and effect.

6.
Further Assurances. Assignor and Assignee agree to execute and deliver to one another, from time to time, all such other and additional documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Assignee the rights and interests conveyed (or contemplated herein to be conveyed) to Assignee hereby and to otherwise carry out the transactions contemplated by this Assignment.

7.
Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

8.
Dispute Resolution; Immunity. The provisions of Section 21.1 (Dispute Resolution) and Section 21.4 (Immunity) of the LNG SPA shall apply in this Assignment as if incorporated herein mutatis mutandis on the basis that references therein to the LNG SPA are to this Assignment.

9.
Amendments and Waiver. Subject to the rights of CCL and Assignee to supplement, amend, modify or change the LNG SPA (including Section 24.8 thereof) without the consent or approval of Assignor following the assignment and assumption made in Clauses 1 and 2 of this Assignment (but at all times in accordance with the LNG SPA), this Assignment may not be supplemented, amended, modified or changed except by an instrument in writing signed by all Parties. A Party shall not be deemed to have waived any right or remedy under this Assignment by reason of such Party’s failure to enforce such right or remedy.

10.	Successors. The terms and provisions of this Assignment shall inure to the benefit of and shall be binding upon the Parties and their respective successors and permitted assigns.

11.
Severability. If a court of competent jurisdiction or arbitral tribunal determines that any clause or provision of this Assignment is void, illegal, or unenforceable, the other clauses and provisions of the Assignment shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the maximum extent permissible by law.

12.
No Third Party Beneficiaries. Except as expressly contemplated by the LNG SPA, nothing in this Assignment shall entitle any party other than the Parties to this Assignment to any claim, cause of action, remedy or right of any kind.

13.
Counterparts. This Assignment may be executed by signing the original or a counterpart thereof (including by facsimile or email transmission). If this Assignment is executed in counterparts, all counterparts taken together shall have the same effect as if the undersigned parties hereto had signed the same instrument.

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IN WITNESS WHEREOF, each of the undersigned Parties has caused this Assignment to be executed as of the Assignment Effective Date, to be effective as of the Assignment Effective Date.

ASSIGNOR:

ENDESA GENERACION S.A.

By:	/s/ Alvaro Quiralte	By:	/s/ Alberto Hernandez
Name:	Alvaro Quiralte	Name:	Alberto Hernandez
Title:	Executive Vice President Energy Management	Title:	Vice President Gas Supply

ASSIGNEE:

ENDESA S.A.

By:	/s/ Andrea Brentan
Name:	Andrea Brentan
Title:	Chief Executive Officer

CCL:

Corpus Christi Liquefaction, LLC

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Senior Vice President, Marketing